Exhibit 99.2

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands except per share data)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$248,519	$325,349
Restricted cash	17,617	—
Accounts receivable, net	718,323	837,055
Prepaid expenses and other	211,887	298,101

Total current assets	1,196,346	1,460,505

Property and Equipment:
Cost	3,928,214	3,977,881
Less – accumulated depreciation	(1,799,193)	(1,776,904)

Net property and equipment	2,129,021	2,200,977

Intangibles, net	180,151	184,769
Other assets	169,207	119,862

Total assets	$3,674,725	$3,966,113

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$283,170	$333,910
Wages, vacations and employees’ benefits	389,185	356,410
Other current and accrued liabilities	428,386	489,994
Asset backed securitization borrowings	188,211	147,000
Current maturities of lease financing obligations	996	—
Current maturities of long-term debt	382,594	415,321

Total current liabilities	1,672,542	1,742,635

Other Liabilities:
Long-term lease financing obligations, less current portion	154,589	—
Long-term debt, less current portion	694,271	787,415
Deferred income taxes, net	182,693	242,663
Pension and postretirement	378,931	370,031
Claims and other liabilities	384,164	341,918
Commitments and contingencies

Shareholders’ Equity:
Common stock, $1 par value per share	62,513	62,413
Preferred stock, $1 par value per share	—	—
Capital surplus	1,239,097	1,239,586
Retained earnings (deficit)	(829,043)	(555,261)
Accumulated other comprehensive income (loss)	(172,295)	(172,550)
Treasury stock, at cost (3,079 shares)	(92,737)	(92,737)

Total shareholders’ equity	207,535	481,451

Total liabilities and shareholders’ equity	$3,674,725	$3,966,113

The accompanying notes are an integral part of these statements.

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands except per share data)

(Unaudited)

	2009	2008
Operating Revenue	$1,502,795	$2,232,592

Operating Expenses:
Salaries, wages and employees’ benefits	1,166,999	1,353,146
Operating expenses and supplies	367,292	486,229
Purchased transportation	175,184	254,312
Depreciation and amortization	66,269	63,313
Other operating expenses	104,705	112,765
Losses on property disposals, net	1,593	3,486
Reorganization and settlements	—	12,784

Total operating expenses	1,882,042	2,286,035

Operating Income (Loss)	(379,247)	(53,443)

Nonoperating (Income) Expenses:
Interest expense	32,219	19,339
Other, net	3,701	(1,971)

Nonoperating expenses, net	35,920	17,368

Income (Loss) Before Income Taxes	(415,167)	(70,811)
Income tax provision (benefit)	(141,385)	(24,441)

Net Income (Loss)	$(273,782)	$(46,370)

Average Common Shares Outstanding – Basic	59,373	56,877

Average Common Shares Outstanding – Diluted	59,373	56,877

Basic Earnings (Loss) Per Share	$(4.61)	$(0.82)

Diluted Earnings (Loss) Per Share	$(4.61)	$(0.82)

The accompanying notes are an integral part of these statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

	2009	2008
Operating Activities:
Net income (loss)	$(273,782)	$(46,370)
Noncash items included in net income (loss):
Depreciation and amortization	66,269	63,313
Stock compensation expense	33,025	3,241
Pension settlement charges	5,003	—
Losses on property disposals, net	1,593	3,455
Deferred income tax provision (benefit)	(141,741)	(615)
Other noncash items	7,324	(2,035)
Changes in assets and liabilities, net:
Accounts receivable	118,740	18,381
Accounts payable	(49,863)	(1,141)
Other operating assets	52,307	2,051
Other operating liabilities	87,119	52,842

Net cash (used in) provided by operating activities	(94,006)	93,122

Investing Activities:
Acquisition of property and equipment	(15,424)	(36,876)
Proceeds from disposal of property and equipment	18,707	4,071
Restricted cash	(17,617)	—
Other	(198)	(1,628)

Net cash used in investing activities	(14,532)	(34,433)

Financing Activities:
Asset backed securitization (payments) borrowings, net	41,211	(60,000)
Issuance of long-term debt and long-term lease financing obligations	157,617	2,904
Repayment of long-term debt and long-term lease financing obligations	(129,149)	—
Debt issuance costs	(37,971)	—

Net cash provided by (used in) financing activities	31,708	(57,096)

Net (Decrease) Increase In Cash and Cash Equivalents	(76,830)	1,593

Cash and Cash Equivalents, Beginning of Period	325,349	58,233

Cash and Cash Equivalents, End of Period	$248,519	$59,826

The accompanying notes are an integral part of these statements.

STATEMENT OF CONSOLIDATED SHAREHOLDERS’ EQUITY

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

2009
Common Stock
Beginning balance	$62,413
Issuance of equity awards	100

Ending balance	$62,513

Capital Surplus
Beginning balance	$1,224,606
Cumulative effect – adoption of FSP 14-1, (see Note 4)	14,980

Adjusted beginning balance	1,239,586
Share-based compensation	(243)
Other, net	(246)

Ending balance	$1,239,097

Retained Earnings (Deficit)
Beginning balance	$(547,338)
Cumulative effect – adoption of FSP 14-1 (see Note 4)	(7,923)

Adjusted beginning balance	(555,261)
Net loss	(273,782)

Ending balance	$(829,043)

Accumulated Other Comprehensive Income (Loss)
Beginning balance	$(172,550)
Pension, net of tax:
Reclassification of net losses to net income	610
Foreign currency translation adjustments	(355)

Ending balance	$(172,295)

Treasury Stock, At Cost
Beginning and ending balance	$(92,737)

Total Shareholders’ Equity	$207,535

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YRC Worldwide Inc. and Subsidiaries

(Unaudited)

1.	Description of Business

YRC Worldwide Inc. (also referred to as “YRC Worldwide”, “the Company”, “we” or “our”), one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. Our operating subsidiaries include the following:

•

YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. This unit includes our less-than-truckload (“LTL”) subsidiary YRC Inc. (“YRC”), which was formed through the March 2009 integration of our former Yellow Transportation and Roadway networks. National Transportation provides for the movement of industrial, commercial and retail goods, primarily through regionalized and centralized management and customer facing organizations. National Transportation also includes YRC Reimer, a subsidiary located in Canada that specializes in shipments into, across and out of Canada. Approximately 38% of National Transportation shipments are completed in two days or less. In addition to the United States (“U.S.”) and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

YRC Regional Transportation (“Regional Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express (“New Penn”), Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the U.S., Canada, Mexico and Puerto Rico. Approximately 92% of Regional Transportation LTL shipments are completed in two days or less.

•

YRC Logistics plans and coordinates the movement of goods worldwide to provide customers a single source for logistics management solutions. YRC Logistics delivers a wide range of global logistics management services, with the ability to provide customers improved return-on-investment results through logistics services and technology management solutions.

•	YRC Truckload (“Truckload”) reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

At March 31, 2009, approximately 70% of our labor force is subject to collective bargaining agreements, which predominantly expire in 2013.

2.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of YRC Worldwide and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-majority owned affiliates or those in which we do not have control where the entity is either not a variable interest entity or YRC Worldwide is not the primary beneficiary, are accounted for on the equity method. There are no noncontrolling (minority) interests in our consolidated subsidiaries. Consequently, all of our shareholders’ equity, net income (loss) and comprehensive income (loss) for the periods presented are attributable to controlling interests for the periods presented in the accompanying financial statements. Management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates. We have prepared the consolidated financial statements, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In management’s opinion, all normal recurring adjustments except as otherwise noted, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods included in these financial statements have been made. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to SEC rules and regulations. Accordingly, the accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Restricted Cash

As required by Amendment No. 2 to our Credit Agreement, certain net cash proceeds from asset sales, totaling $17.6 million at March 31, 2009, have been deposited in a restricted account (the “Escrow Account”), invested in a money market fund and pledged to our lenders under the Credit Agreement.

On or prior to July 15, 2009, we may withdraw all or a portion of the funds in the Escrow Account based on our cash and cash equivalent levels as defined in the Credit Agreement, provided that we are not in default under the Credit Agreement or that we have received a waiver from our lenders. On July 16, 2009, all of the funds in the Escrow Account shall be released to us. The revolving commitments under the Credit Agreement will be reduced to the extent any amounts are withdrawn or released from the Escrow Account.

Assets Held for Sale

When we plan to dispose of property by sale, the asset is carried in the financial statements at the lower of the carrying amount or estimated fair value, less cost to sell, and is reclassified to assets held for sale. Additionally, after such reclassification, there is no further depreciation taken on the asset. For an asset to be classified as held for sale, management must approve and commit to a formal plan, the sale should be anticipated during the ensuing year and the asset must be actively marketed, be available for immediate sale, and meet certain other specified criteria. At March 31, 2009 and December 31, 2008, the net book value of assets held for sale was approximately $80.9 million and $32.4 million, respectively. This amount is included in “Property and Equipment” in the accompanying consolidated balance sheets. We recorded charges of $3.3 million and $2.8 million for the three months ended March 31, 2009 and 2008, respectively, to reduce properties held for sale to estimate fair value, less cost to sell. These charges are included in “Losses on Property Disposals, Net” in the accompanying statements of consolidated operations.

3.	Liquidity

The current global credit market crisis and economic recession continue to have a dramatic effect on our industry. Overall U.S. economic trends declined as evidenced in most indices including those applicable to the retail sector, manufacturing, construction and housing. Declining economic activity, as evidenced by these trends, negatively impacted our customers’ needs to ship and, therefore, negatively impacted the volume of freight we serviced and the price we received for our services. As a result, we experienced declining revenue (primarily a function of declining volume) and increased operating losses. In addition, we believe that some of our customers reduced their shipments with YRC to mitigate the risks of integration of our Yellow Transportation and Roadway networks.

The deterioration in our operating results coupled with the economic recession has reduced our overall liquidity, including having reduced cash available under our asset-backed securitization facility (“ABS Facility”) that utilizes accounts receivable from our operating subsidiaries.

The following table provides details of the outstanding components and available unused capacity under the Credit Agreement and ABS facility at each period end:

(in millions)	March 31, 2009	December 31, 2008
Capacity:
Revolving loan	$950.0	$950.0
ABS facility	500.0	500.0

Total maximum capacity	1,450.0	1,450.0

Amounts outstanding:
Revolving loan	(427.4)	(515.0)
Letters of credit	(590.7)	(460.5)
ABS facility	(188.2)	(147.0)
ABS usage for captive insurance company	—	(221.0)

Total outstanding	(1,206.3)	(1,343.5)

Unused capacity	$243.7	$106.5

Available unused capacity	$26.7	$41.9

The ABS facility permits borrowings of up to $500 million based on qualifying accounts receivable of the Company. However, at March 31, 2009 and December 31, 2008, our underlying accounts receivable supported total capacity under the ABS facility of $283.0 million and $435.4 million, respectively. Considering this limitation, available unused capacity under the credit agreement and the ABS Facility at March 31, 2009 and December 31, 2008, was $26.7 million and $41.9 million, respectively.

At April 30, 2009, our aggregated cash balance and available unused capacity under the credit agreement and ABS Facility was $220.9 million.

Lease Financing Transactions Subsequent to March 31, 2009

The Company and NATMI Truck Terminals, LLC (“NATMI”) entered into a Real Estate Sales Contract, effective December 19, 2008, as amended (the “NATMI Contract”), pursuant to which certain subsidiaries of the Company would sell and simultaneously lease back a pool of facilities located throughout the U.S.

On April 21, 2009, the Company and NATMI agreed to modify the NATMI Contract to remove certain facilities that have not closed and extend the closing date for certain facilities with an aggregate purchase price of approximately $16 million. The Company expects to close on these facilities during the second quarter of 2009, subject to the satisfaction of normal and customary closing conditions, and the ability of the Company to obtain lien releases from the collateral agent under the Credit Agreement.

On April 22, 2009, subsidiaries of the Company entered into additional real estate sales contracts (collectively, the “New Estes Contracts”) with Estes Express Lines (“Estes”) to sell and simultaneously lease back a pool of the subsidiaries’ facilities located throughout the U.S., including facilities originally a part of the transaction with NATMI described above. The aggregate purchase price for the subject facilities is approximately $32 million and initial annual lease payments for the subject facilities would be approximately $2.9 million in the aggregate. The terms of the New Estes Contracts and related leases are consistent with the terms of the Original Estes Contracts (discussed below). The Company expects to close the sale and leaseback transactions under the New Estes Contracts during the second quarter of 2009, subject to the satisfaction of normal and customary due diligence and related conditions, including Estes’ right to terminate each Contract in its sole discretion during the inspection period, and the ability of the Company to obtain lien releases from the collateral agent under the Credit Agreement.

On April 23, 2009, certain of our subsidiaries entered into real estate sales contracts with new investors to sell and simultaneously leaseback a pool of the subsidiaries’ facilities located throughout the U.S., including a facility originally a part of the transaction with NATMI described above. The aggregate purchase price for the subject facilities is approximately $70 million, and initial annual lease payments for the subject facilities would be approximately $6.1 million in the aggregate. The Company expects to close the sale and leaseback transactions under these contracts during the second quarter of 2009, subject to the satisfaction of normal and customary due diligence and related conditions including the investor’s right to terminate during the inspection period, and the ability of the Company to obtain lien releases from the collateral agent under the Credit Agreement.

In April and May 2009, we received proceeds of $26.7 million for the sale of additional properties to Estes. These transactions are lease financing obligations and mirror those described in the “Debt and Financing” note.

Use of Proceeds

Our Credit Agreement as amended requires the net cash proceeds from certain asset sales to be applied as follows:

•

for any real estate asset sale (other than the first $150 million in net cash proceeds received under certain transactions with NATMI subject to any reductions associated with possible pension contribution deferrals discussed below) the net cash proceeds of which, together with the aggregate amount of net cash proceeds from all such real estate asset sales occurring on or after January 1, 2009,

•

is less than or equal to $300 million and occurs on or prior to July 15, 2009, 50 percent of such proceeds shall be used to prepay outstanding revolving loans under the Credit Agreement and the remaining 50 percent shall be deposited into the escrow account;

•

is less than or equal to $300 million and occurs after July 15, 2009, 50 percent of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 50 percent shall be retained by the Company;

•

is greater than $300 million and less than or equal to $500 million, 75 percent of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 25 percent shall be retained by the Company; and

•	is greater than $500 million, all of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement.

As of March 31, 2009, as a result of asset sale proceeds, we have deposited $17.6 million into the escrow account and have remitted $17.6 million in debt payments during the three months ended March 31, 2009.

Pension Contribution Payment Deferrals

Due to the first quarter 2009 declining revenue and increased operating losses discussed above, and given the delay in closing some of the remaining sale and lease financing transactions, we have sought additional sources of liquidity to remain in compliance with our minimum liquidity covenant under our Credit Agreement and ABS Facility during the second quarter and for the remainder of 2009.

To bridge our liquidity needs, on April 15, 2009, we entered into an amendment (the “April Credit Agreement Amendment”) to the Credit Agreement to permit the release of specified real estate to secure deferred contribution payments to our multi-employer pension funds (the “Pension Funds”). We believe these alternatives can allow us to utilize the real estate to its maximum benefit as opportunities arise.

The April Credit Agreement Amendment:

•

permits the Company and its subsidiaries to defer the payment of certain of their multiemployer benefit fund contributions to a date no earlier than January 1, 2010 (collectively, the “Deferred Payments”);

•	permits the Company and its subsidiaries to grant first priority liens on identified owned real property to secure the Deferred Payments;

•

permits subsidiary guarantors under the Credit Agreement to guarantee the Deferred Payments solely to the extent that such subsidiary guarantors own any real property subject to a permitted lien securing the Deferred Payments;

•

prohibits the Company and its subsidiaries from voluntarily making any Deferred Payment prior to August 15, 2009, except for payments solely with net cash proceeds from the sale of collateral securing the Deferred Payments;

•

decreases the amount of net cash proceeds from the NATMI Contract (as defined in the Credit Agreement) which may be retained by the Company by an amount proportionate to the net book value of the collateral securing the Deferred Payments; provided, that such reduction shall not exceed $50.0 million;

•

reduces the permitted asset sale basket for the fiscal year ending December 31, 2009 by an amount proportionate to the net book value of the collateral securing the Deferred Payments; provided, that such reduction shall not exceed $50.0 million; and

•	allows the Company to undertake debt for equity swaps and to pay certain indebtedness with the net cash proceeds from the issuance of equity.

Certain subsidiaries of the Company are working to finalize discussions with the International Brotherhood of Teamsters (the “Teamsters”) and representatives of the Pension Funds to which the Company contributes. Pursuant to these discussions, the Company is seeking to provide certain of the Company’s real estate as collateral to the Pension Funds in lieu of making payments of contributions for certain to-be-agreed-upon months. Depending on employment levels (which, in turn, are driven by freight levels and seasonal changes in those levels), the Company makes multi-employer pension contributions of $34-45 million per month. The Company has deferred one pension contribution payment of $21.1 million with one Pension Fund and one health and welfare payment of $18.3 million with one health and welfare fund through May 15, 2009 pursuant to a deferral agreement and has ceased making pension contribution payments in April 2009 to its Pension Funds until the Company concludes its discussions with the Pension Funds and the Teamsters. If we are unable to reach an agreement to defer payments of contributions to a Pension Fund, we will be required to make any past due payments and commence payments on the contractually required schedule to avoid the Pension Fund from terminating our participation in the Pension Fund, which, in turn, could subject us to a withdrawal liability and cause us to be in breach of the applicable collective bargaining agreement. Such a breach could give our union employees the right to strike and a cause of action for damages. To meet our working capital needs in the second quarter and remainder of 2009, and to meet our minimum liquidity requirement under our Credit Agreement in the second quarter and remainder of 2009, we must achieve one or more of the following actions, which are not in the Company’s control, in addition to generating or exceeding forecasted cash flows from operating activities:

•	continue to finalize agreements to defer a sufficient amount of contributions to our Pension Funds,

•	close sale/leaseback transactions, and

•	enter into other capital market transactions.

Operating Performance and Cash Improvement Activities

As previously discussed, the recession continues to negatively impact us. During the three months ended March 31, 2009, we continued to experience declining revenue, increased operating losses and resulting negative cash flows from operations. To address these impacts, we have taken the following actions (among others) to reduce our cost base and improve our operating income and cash flow from operations:

•	the integration of our Yellow Transportation and Roadway networks into a single service network, now branded “YRC”

•	the discontinuation of the geographic service overlap between our Holland and New Penn networks

•	the first quarter implementation of a 10% wage reduction for substantially all of our employees (both union and non-union)

•	reductions in force to scale our business to current shipping volumes

•	other cost reduction measures in general, administrative and other areas

In particular, during the three months ended March 31, 2009, we completed the integration of our Yellow Transportation and Roadway networks into one service network, now branded “YRC”. Since the integration, YRC’s service (both on-time deliveries and reduced claims) has improved. Also, productivity measurements such as load average in our line haul operation, city pick up and delivery route productivity improvements, and dock labor productivity measurements have also improved since the integration. During the integration, we believe many of YRC’s customers reduced their shipments with us to mitigate their risks from our integration. We believe some customers also reduced their shipments with YRC during the quarter as a result of uncertainties regarding our compliance with our covenants in our Credit Agreement. We believe that our February 2009 amendment of our Credit Facilities alleviated many of these customer concerns. As our service has improved from the integration, from mid-April 2009 through early May 2009, we have experienced an increasing shipment trend as many of these customers are now returning their shipping volumes to YRC. However, we cannot predict how quickly and to what extent these volumes will return. Our increasing number of shipments and cost actions has partially offset our revenue decline from the poor economy, but further cost reductions, which are underway, and further shipment increases are needed to address the revenue decline for the Company to meet its minimum EBITDA requirement in its Credit Facilities in 2009. The Company believes that there is a substantial risk that these cost reductions and shipment increases would not be achieved in sufficient time to meet its minimum EBITDA requirement in its Credit Facilities for the second quarter of 2009. As a result, the Company has entered into constructive discussions with the agent for its lending group about a possible amendment to the Company’s Credit Facilities prior to the end of the second quarter of 2009 for the Company to gain assurance that it can remain in compliance with the covenants in its Credit Facilities.

Risks and Uncertainties

If we fail to meet our minimum liquidity requirement or our required EBITDA levels under our Credit Agreement and ABS Facility, we would need to seek a waiver or forbearance from our lenders and lessors under our Credit Agreement, our ABS Facility and certain of our leases; otherwise our lenders and lessors could declare an event of default and accelerate our obligations thereunder. Our financial statements do not include any adjustments relating to the recoverability and classification of assets carrying amounts or the amount of and classification of liabilities that may result from these and other significant uncertainties surrounding the Company’s ability to continue to meet its obligations as they become due in the ordinary course of business.

Our forecasts include significant judgment and significant market risk that may or may not be realized. Items that contribute to these judgments and risks, many of which are beyond our control, include the actual duration of the U.S. recession and our related assumptions around economic outlook, the continued improvements in productivities and service for our YRC network and the return of customers shipments to that network, our ability to further reduce costs and our need for additional liquidity including liquidity from cash flows from operating activities and other liquidity enhancing initiatives (such as sale and leaseback type transactions) that may not materialize. Our forecasts are also dependent on the factors listed in the introduction to MD&A and the risk factors listed in Part I of our Annual Report on Form 10-K for the year ended December 31, 2008.

4.	Debt and Financing

Total debt consisted of the following:

(in millions)	March 31, 2009	December 31, 2008
Asset backed securitization borrowings, secured by accounts receivable	$188.2	$147.0
USF senior notes	154.0	154.9
Contingent convertible senior notes	376.6	375.8
Term loan	112.9	150.0
Revolving credit facility	427.4	515.0
Lease financing obligations	155.6	—
Industrial development bonds	6.0	7.0

Total debt	$1,420.7	$1,349.7
Current maturities of long-term debt	(382.6)	(415.3)
Current maturities of lease financing obligations	(1.0)	—
ABS borrowings	(188.2)	(147.0)

Long-term debt	$848.9	$787.4

As of March 31, 2009, we were in compliance with the various debt covenants under our lending agreements.

Asset-Backed Securitization Facility

At March 31, 2009, our underlying accounts receivable supported total capacity under our ABS Facility of $283.0 million. In addition to the $188.2 million outstanding, the ABS facility capacity was also reduced by outstanding letters of credit of $92.2 million resulting in unused capacity of $2.6 million at March 31, 2009.

Lease Financing Obligations

On January 30, 2009, we received $102.2 million ($101.1 million net of transaction costs) from the proceeds of a sale leaseback type transaction with NATMI. The underlying transaction included providing title of certain real estate assets to NATMI in exchange for proceeds of $102.2 million; however, the transaction did not meet the accounting definition of a “sale leaseback” and as such, the assets remain on our balance sheet and long-term debt (titled Lease Financing Obligations) is reflected on our balance sheet in the amount of the proceeds. We are required to make annual lease payments, which are recorded as principal and interest payments, of approximately $14.4 million under this arrangement. The proceeds received from this transaction are available to us for general working capital purposes.

On February 13, 2009, we received $9.0 million from the proceeds of an additional closing for additional properties of the sale leaseback type transaction with NATMI. The terms of this transaction mirror the January 30, 2009, transaction. We are required to make annual lease payments, which are recorded as principal and interest payments of approximately $1.3 million related to these properties. The proceeds received from this transaction are available to us for general working capital purposes.

In March 2009, we received $23.8 million ($22.5 million net of transaction costs) from the proceeds of a sale leaseback type transaction with Estes. Similar to the NATMI transactions, the underlying transaction included providing title of certain real estate assets to Estes in exchange for proceeds of $23.8 million; however, the transaction did not meet the accounting definition of a “sale leaseback” and as such, the assets remain on our balance sheet and long-term debt (title Lease Financing Obligations) is reflected on our balance sheet in the amount of the proceeds. We are required to make annual lease payments, which are recorded as principal and interest payments, of approximately $2.1 million under this arrangement. Half of the proceeds received from this transaction were deposited into the Escrow Account described in the “Principles of Consolidation” note and, the remaining half was to be used to pay down our credit facility.

On March 31, 2009, we received $22.5 million ($19.8 million net of transaction costs) from the proceeds of a sale leaseback type transaction with an investor. Similar to the NATMI and Estes transactions, the underlying transaction included providing title of a previously owned office complex in exchange for proceeds of $22.5 million; however, the transaction did not meet the accounting definition of a “sale leaseback” and as such, the assets remain on our balance sheet and long-term debt (titled Lease Financing Obligations) is reflected on our balance sheet in the amount of the proceeds. We are required to make annual lease payments, which are recorded as principal and interest payments, of approximately $3.4 million under this arrangement. Half of the proceeds received from this transaction were deposited into the Escrow Account described in the “Principles of Consolidation” note and, the remaining half was used to pay down our credit facility.

The effective interest rates on these lease financing obligations range from 10% to 18.4% as of March 31, 2009.

Contingent Convertible Senior Notes

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. This FSP clarifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. We adopted the FSP on January 1, 2009.

The transition provisions require that the FSP be applied retrospectively to all periods presented. The cumulative effect of the change in accounting principle on prior periods presented is recognized as of the beginning of the first period presented, with the offsetting adjustment to shareholders’ equity. Accordingly, in the accompanying consolidated balance sheet as of December 31, 2008, we recognized a reduction in long-term debt of $11.0 million, an increase in deferred income taxes, net of $3.9 million, an increase in capital surplus of $15.0 million, and an increase in retained deficit of $7.9 million. Adoption of the FSP also resulted in the recognition of additional interest expense of $0.8 million in the accompanying statements of consolidated operations for each of the three month periods ended March 31, 2009 and 2008.

Fair Value Measurement

Based on the quoted market prices for the USF senior notes due 2010 and contingent convertible senior notes (level two inputs for fair value measurements as defined in SFAS No. 157, “Fair Value Measurements”), the fair value of fixed-rate debt at March 31, 2009 and December 31, 2008, was approximately $346.0 million and $212.7 million, respectively. The carrying amount of such fixed-rate debt at March 31, 2009 and December 31, 2008, was $692.2 million and $537.7 million, respectively.

5.	Restructuring and Reorganization

During the first quarter of 2009, we closed 13 service centers that were previously a part of the Regional Transportation networks. As a part of this action, we incurred certain restructuring charges of approximately $4.9 million consisting of employee severance, lease cancellations and other incremental costs. Also during the first quarter of 2009, we integrated our Yellow Transportation and Roadway networks into a single transportation network branded YRC. We incurred additional severance costs of $31.1 million, including $21.3 million in the National Transportation segment as we reduced headcount in response to both the YRC integration and lower volumes. Our National Transportation segment also recorded a $5.5 million charge consisting of contract and lease cancellations related to the YRC integration. Finally, our YRC Logistics segment recorded $2.1 million of severance and lease cancellation costs primarily in response to lower business levels.

During 2009, we also made payments under previous restructuring programs, primarily those charges incurred as a result of the Reddaway and USF Bestway combination.

We assess the accrual requirements under our restructuring efforts at the end of each reporting period. A rollforward of the restructuring accrual is set forth below:

(in millions)	Employee Separation	Contract Termination and Other Costs	Total
Balance at December 31, 2008	$6.2	$4.6	$10.8
Restructuring charges	34.5	9.3	43.8
Payments	(8.1)	(2.5)	(10.6)

Balance at March 31, 2009	$32.6	$11.4	$44.0

6.	Employee Benefits

Components of Net Periodic Pension and Other Postretirement Cost

The following table sets forth the components of our company-sponsored pension and other postretirement costs for the three months ended March 31:

	Pension Costs		Other Postretirement Costs
(in millions)	2009	2008	2009	2008
Service cost	$0.8	$8.9	$—	$0.1
Interest cost	15.3	17.1	—	0.4
Expected return on plan assets	(14.0)	(18.4)	—	—
Amortization of prior service cost	—	0.3	—	0.1
Amortization of net loss (gain)	1.0	0.5	—	(0.3)

Net periodic pension cost	$3.1	$8.4	$—	$0.3
Settlement cost	5.0	—	—	—

Total periodic pension cost	$8.1	$8.4	$—	$0.3

Curtailment and Settlement Events

In 2008, we curtailed our defined benefit plans that cover approximately 14,000 employees not covered by collective bargaining agreements. As a result of this action, the service cost for the pension plans was reduced in 2009 as compared to 2008. During the first quarter of 2009, lump sum benefit payments increased and coupled with the reduced service cost resulted in a settlement charge of $5.0 million during the three months ended March 31, 2009. This amount is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

7.	Stock-Based Compensation

On January 2, 2009, we awarded to our non-union employees options to purchase up to an aggregate of 5.3 million shares of our common stock at an exercise price equal to $3.34 per share. The options will vest at the rate of 25% per year and will expire in 10 years. The options were granted subject to shareholder approval as a part of our annual shareholder meeting which is planned for May 14, 2009. If such approval is not granted, the options automatically terminate.

On January 2, 2009, we also adopted a Non-Union Employee Stock Appreciation Right (“SAR”) Plan that awarded up to 5.3 million cash settled SARs. These SARs vest over the same four year period discussed above and automatically terminate if the Non-Union Employee Option Plan is approved by our shareholders.

The fair value of each SAR award is estimated using the Black-Scholes-Merton valuation model using our historical stock prices as the basis for the volatility assumption and using the U.S. Treasury rates as the basis for the assumed risk-free interest rate. In accordance with the Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,”, the fair value of each SAR award is recalculated at the end of each reporting period and the liability and expense is adjusted based on the new fair value. The assumptions used to determine the fair value of the non-union employee SAR awards at March 31, 2009 were as follows:

2009
Dividend yield	—%
Expected volatility	82.2%
Risk-free interest rate	1.4%
Expected life of SAR (years)	4
Fair value per SAR	$2.96

Based on the above fair value calculation, we recognized compensation expense of $0.9 million related to these outstanding SAR awards for the three months ended March 31, 2009.

On February 12, 2009, we formalized a Union Employee Option plan that provides for a grant of up to 11.4 million options to purchase our common stock at an exercise price equal to $3.74 per share. As a part of the union wage reduction, we agreed to award a certain equity interest to all effected union employees. These options vested immediately and are exercisable after a twelve month period beginning for a substantial majority of options in February 2009. These options are subject to shareholder approval as a part of our annual shareholder meeting which is planned for May 14, 2009. If such approval is not granted, the options automatically terminate.

On February 12, 2009, we also formalized the Union Employee Stock Appreciation Right Plan that provides for a grant of up to 11.4 million cash settled SARs. These SARs vested immediately and are exercisable after the same twelve month period discussed above and automatically terminate if the Union Employee Option Plan is approved by our shareholders.

The assumptions used to determine the fair value of the union employee SAR awards at March 31, 2009 were as follows:

2009
Dividend yield	—%
Expected volatility	112.3%
Risk-free interest rate	0.8%
Expected life of SAR (years)	2
Fair value per SAR	$2.76

As of March 31, 2009, only 10.8 million SARs of the 11.4 million available had been distributed; accordingly, we recognized expense only on the outstanding SARs. Based on the fair value calculation above, we recognized compensation expense of $29.9 million related to these outstanding SAR awards for three months ended March 31, 2009, which is included in ‘Salaries, Wages and Benefits’ in our accompanying statement of consolidated operations and ‘Other Current Liabilities’ on our consolidated balance sheet.

8.	Income Taxes

Uncertain Tax Positions

In 2008, the Company established for 2008 a reserve of approximately $115.5 million relative to YRC Assurance Company, Ltd. (the Captive). In 2009, the ongoing dissolution of the Captive has caused the uncertain tax position for 2008 to be reversed, thereby offsetting the reserve established for 2008. Total liabilities for unrecognized tax benefits were $85.0 million and $199.8 million at March 31, 2009 and December 31, 2008, respectively. Amounts recorded for unrecognized tax benefits are included in “Other current and accrued liabilities” in the accompanying balance sheets.

9.	Earnings (Loss) Per Share

Dilutive securities, consisting of options to purchase our common stock or rights to receive common stock in the future, are included in our calculation of diluted weighted average common shares and dilutive securities related to our net share settle contingent convertible notes are also included in our calculation of diluted weighted average common shares; however, due to our net loss position for the three months ended March 31, 2009 and 2008, there are no dilutive securities for these periods.

Antidilutive options and share units were 2,178,000 and 1,396,000 for the three months ended March 31, 2009 and 2008, respectively. Antidilutive convertible senior note conversion shares were 177,000 at March 31, 2009 and 2008.

10.	Business Segments

We report financial and descriptive information about our reportable operating segments on a basis consistent with that used internally for evaluating segment performance and allocating resources to segments. We evaluate performance primarily on operating income and return on committed capital.

We have four reportable segments, which are strategic business units that offer complementary transportation services to their customers. National Transportation includes carriers that provide comprehensive regional, national and international transportation services. Regional Transportation is comprised of carriers that focus primarily on business opportunities in the regional and next-day delivery markets. YRC Logistics provides domestic and international freight forwarding, warehousing and cross-dock services, multi-modal brokerage services, and transportation management services. Truckload consists of Glen Moore, a domestic truckload carrier.

The accounting policies of the segments are the same as those described in the Summary of Accounting Policies note in our Annual Report on Form 10-K for the year ended December 31, 2008. We charge management fees and other corporate services to our segments based on the direct benefits received or as a percentage of revenue. Corporate and other operating losses represent residual operating expenses of the holding company, including compensation and benefits and professional services for all periods presented. Corporate identifiable assets primarily refer to cash, cash equivalents, investments in equity method affiliates and deferred debt issuance costs. Intersegment revenue primarily relates to transportation services between our segments.

The following table summarizes our operations by business segment:

(in millions)	National Transportation	Regional Transportation	YRC Logistics	Truckload	Corporate/ Eliminations	Consolidated
As of March 31, 2009
Identifiable assets	$2,184.8	$1,185.3	$207.2	$70.2	$27.2	$3,674.7

As of December 31, 2008
Identifiable assets	2,362.6	1,207.8	229.3	71.4	95.0	3,966.1

Three months ended March 31, 2009
External revenue	1,022.6	354.9	108.9	16.4	—	1,502.8
Intersegment revenue	—	0.3	3.2	9.6	(13.1)	—
Operating income (loss)	(299.8)	(74.1)	(3.5)	(2.2)	0.4	(379.2)

Three months ended March 31, 2008
External revenue	1,559.3	512.4	140.5	20.4	—	2,232.6
Intersegment revenue	0.5	0.1	9.2	5.2	(15.0)	—
Operating income (loss)	(7.2)	(37.6)	(1.1)	(5.1)	(2.4)	(53.4)

11.	Comprehensive Income (Loss)

Comprehensive income (loss) for the three months ended March 31 follows:

(in millions)	2009	2008
Net income (loss)	$(273.8)	$(46.4)
Other comprehensive income (loss), net of tax:
Net prior service cost	—	0.2
Net actuarial gains	0.6	0.2
Changes in foreign currency translation adjustments	(0.3)	(1.2)

Other comprehensive income (loss)	0.3	(0.8)

Comprehensive income (loss)	$(273.5)	$(47.2)

12.	Commitments, Contingencies, and Uncertainties

Asset Backed Securitization Facility

In February 2009, we renewed and amended our ABS Facility. In connection with the renewal, the Company paid fees to the consenting bank parties equal to approximately $3.8 million. An additional fee of approximately $10.0 million will become due September 30, 2009, if the ABS Facility has not been terminated by such date and the Company does not have a corporate credit rating of B/B2 or better from Standard & Poor’s (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, by such date. The Company’s corporate credit ratings from S&P and Moody’s are currently CCC/Caa3, respectively.

Shanghai Jiayu Logistics Co., Ltd.

On August 19, 2008, we completed the purchase of a 65% equity interest in Shanghai Jiayu Logistics Co., Ltd. (“Jiayu”), a Shanghai, China ground transportation company with a purchase price of $47.7 million including transaction costs. Based on the 2008 results of Jiayu, we have the option to purchase the remaining 35% of the shares of Jiayu for approximately $14 million. Any additional payment will be made in Chinese Yuan, and their estimated U.S. dollar equivalents are provided herein.

Class Action Lawsuit

On July 30, 2007, Farm Water Technological Services, Inc. d/b/a Water Tech, and C.B.J.T. d/b/a Agricultural Supply, on behalf of themselves and other plaintiffs, filed a putative class action lawsuit against the Company and 10 other companies engaged in the LTL trucking business in the United States District Court for the Southern District of California. Other plaintiffs filed similar cases in various courts across the nation, and in December 2007, the courts consolidated these cases in the United States District Court for the Northern District of Georgia. The plaintiffs alleged that the defendants, including the Company, conspired to fix fuel surcharges in violation of federal antitrust law and sought unspecified treble damages, injunctive relief, attorneys’ fees and costs of litigation. In March 2009, the court dismissed the plaintiffs’ cases with prejudice.

13.	Guarantees of the Contingent Convertible Senior Notes

In August 2003, YRC Worldwide issued 5.0% contingent convertible senior notes due 2023. In November 2003, we issued 3.375% contingent convertible senior notes due 2023. In December 2004, we completed exchange offers pursuant to which holders of the contingent convertible senior notes could exchange their notes for an equal amount of net share settled contingent convertible senior notes. Substantially all notes were exchanged as part of the exchange offers. In connection with the net share settled contingent convertible senior notes, the following 100% owned subsidiaries of YRC Worldwide have issued guarantees in favor of the holders of the net share settled contingent convertible senior notes: YRC Inc., YRC Worldwide Technologies, Inc., YRC Logistics, Inc., YRC Logistics Global, LLC, Globe.com Lines, Inc., Roadway LLC, and Roadway Next Day Corporation. Each of the guarantees is full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of March 31, 2009 and December 31, 2008, with respect to the financial position and for the three months ended March 31, 2009 and 2008, for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the contingent convertible senior notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the net share settled contingent convertible senior notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

March 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$204	$11	$34	$—	$249
Restricted cash	18	—	—	—	18
Intercompany advances receivable	—	(61)	61	—	—
Accounts receivable, net	4	16	703	(5)	718
Prepaid expenses and other	(11)	148	75	—	212

Total current assets	215	114	873	(5)	1,197
Property and equipment	—	2,875	1,053	—	3,928
Less – accumulated depreciation	—	(1,498)	(301)	—	(1,799)

Net property and equipment	—	1,377	752	—	2,129
Investment in subsidiaries	2,783	(560)	203	(2,426)	—
Receivable from affiliate	(232)	143	89	—	—
Intangibles and other assets	307	199	193	(350)	349

Total assets	$3,073	$1,273	$2,110	$(2,781)	$3,675

Intercompany advances payable	$560	$(237)	$(120)	$(203)	$—
Accounts payable	49	153	83	(2)	283
Wages, vacations and employees’ benefits	24	265	100	—	389
Other current and accrued liabilities	196	163	70	—	429
Current maturities of long-term debt	378	6	188	—	572

Total current liabilities	1,207	350	321	(205)	1,673
Payable to affiliate	(45)	(26)	221	(150)	—
Long-term debt, less current portion	695	—	154	—	849
Deferred income taxes, net	(128)	171	139	—	182
Pension and postretirement	379	—	—	—	379
Claims and other liabilities	370	7	7	—	384
Commitments and contingencies
Shareholders’ equity	595	771	1,268	(2,426)	208

Total liabilities and shareholders’ equity	$3,073	$1,273	$2,110	$(2,781)	$3,675

December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$295	$9	$21	$—	$325
Intercompany advances receivable	—	(71)	71	—	—
Accounts receivable, net	2	(16)	858	(7)	837
Prepaid expenses and other	25	203	70	—	298

Total current assets	322	125	1,020	(7)	1,460
Property and equipment	—	2,914	1,064	—	3,978
Less – accumulated depreciation	—	(1,492)	(285)	—	(1,777)

Net property and equipment	—	1,422	779	—	2,201
Investment in subsidiaries	3,377	93	203	(3,673)	—
Receivable from affiliate	(712)	321	391	—	—
Intangibles and other assets	268	200	188	(351)	305

Total assets	$3,255	$2,161	$2,581	$(4,031)	$3,966

Intercompany advances payable	$283	$(105)	$25	$(203)	$—
Accounts payable	11	244	80	(1)	334
Wages, vacations and employees’ benefits	20	242	95	—	357
Other current and accrued liabilities	56	157	279	(2)	490
Current maturities of long-term debt	414	1	147	—	562

Total current liabilities	784	539	626	(206)	1,743
Payable to affiliate	(47)	(23)	221	(151)	—
Long-term debt, less current portion	626	6	155	—	787
Deferred income taxes, net	20	199	24	—	243
Pension and postretirement	370	—	—	—	370
Claims and other liabilities	94	2	246	—	342
Commitments and contingencies
Shareholders’ equity	1,408	1,438	1,309	(3,674)	481

Total liabilities and shareholders’ equity	$3,255	$2,161	$2,581	$(4,031)	$3,966

Condensed Consolidating Statements of Operations

For the three months ended March 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$1,011	$505	$(13)	$1,503

Operating expenses:
Salaries, wages and employees’ benefits	11	786	370	—	1,167
Operating expenses and supplies	(11)	270	108	—	367
Purchased transportation	—	130	58	(13)	175
Depreciation and amortization	—	43	23	—	66
Other operating expenses	1	67	37	—	105
Losses on property disposals, net	—	2	—	—	2
Reorganization and settlements	—	—	—	—	—

Total operating expenses	1	1,298	596	(13)	1,882

Operating income (loss)	(1)	(287)	(91)	—	(379)

Nonoperating (income) expenses:
Interest expense	22	1	9	—	32
Other, net	2	(17)	19	—	4

Nonoperating (income) expenses, net	24	(16)	28	—	36

Income (loss) before income taxes	(25)	(271)	(119)	—	(415)
Income tax benefit	(141)	—	—	—	(141)

Net income (loss)	$116	$(271)	$(119)	$—	$(274)

For the three months ended March 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$1,540	$703	$(10)	$2,233

Operating expenses:
Salaries, wages and employees’ benefits	9	895	449	—	1,353
Operating expenses and supplies	(5)	328	163	—	486
Purchased transportation	—	181	83	(10)	254
Depreciation and amortization	—	38	25	—	63
Other operating expenses	—	73	40	—	113
Losses on property disposals, net	—	1	3	—	4
Reorganization and settlements	—	2	11	—	13

Total operating expenses	4	1,518	774	(10)	2,286

Operating income (loss)	(4)	22	(71)	—	(53)

Nonoperating (income) expenses:
Interest expense	7	5	7	—	19
Other, net	7	24	(33)	—	(2)

Nonoperating (income) expenses, net	14	29	(26)	—	17

Income (loss) before income taxes	(18)	(7)	(45)	—	(70)
Income tax benefit	(24)	—	—	—	(24)

Net income (loss)	$6	$(7)	$(45)	$—	$(46)

Condensed Consolidating Statements of Cash Flows

For the three months ended March 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$99	$17	$(210)	$—	$(94)

Investing activities:
Acquisition of property and equipment	—	(15)	—	—	(15)
Proceeds from disposal of property and equipment	—	11	8	—	19
Restricted Cash	(18)	—	—	—	(18)

Net cash provided by (used in) investing activities	(18)	(4)	8	—	(14)

Financing activities:
Asset backed securitization (payments) borrowings, net	—	—	41	—	41
Borrowing of long-term debt, net	30	(1)	—	—	29
Debt issuance cost	(28)	—	(10)	—	(38)
Intercompany advances / repayments	(174)	(10)	184	—	—

Net cash provided by (used in) financing activities	(172)	(11)	215	—	32

Net increase (decrease) in cash and cash equivalents	(91)	2	13	—	(76)
Cash and cash equivalents, beginning of period	295	9	21	—	325

Cash and cash equivalents, end of period	$204	$11	$34	$—	$249

For the three months ended March 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$37	$78	$(23)	$1	$93

Investing activities:
Acquisition of property and equipment	—	(24)	(13)	—	(37)
Proceeds from disposal of property and equipment	—	—	4	—	4
Other	(1)	—	—	—	(1)

Net cash used in investing activities	(1)	(24)	(9)	—	(34)

Financing activities:
Asset backed securitization borrowings, net	—	—	(60)	—	(60)
Borrowing of long-term debt, net	3	—	—	—	3
Intercompany advances / repayments	(41)	(54)	96	(1)	—

Net cash provided by (used in) financing activities	(38)	(54)	36	(1)	(57)

Net increase (decrease) in cash and cash equivalents	(2)	—	4	—	2
Cash and cash equivalents, beginning of period	26	15	17	—	58

Cash and cash equivalents, end of period	$24	$15	$21	$—	$60

14.	Guarantees of the Senior Notes Due 2010

In connection with the senior notes due 2010 that Regional Transportation assumed by virtue of the Company’s acquisition of USF Corporation, YRC Worldwide and its following 100% owned subsidiaries have issued guarantees in favor of the holders of the senior notes due 2010: USF Sales Corporation, USF Holland Inc., USF Reddaway Inc., USF Glen Moore Inc., YRC Logistics Services, Inc. and IMUA Handling Corporation. Each of the guarantees is full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor subsidiary to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information of YRC Worldwide and its subsidiaries as of March 31, 2009 and December 31, 2008, with respect to the financial position and for the three months ended March 31, 2009 and 2008, for results of operations and cash flows. The primary obligor column presents the financial information of Regional Transportation. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the senior notes due 2010, including YRC Worldwide. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheet

March 31, 2009 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$209	$40	$—	$249
Restricted cash	—	18	—	—	18
Intercompany advances receivable	—	(6)	6	—	—
Accounts receivable, net	10	33	691	(16)	718
Prepaid expenses and other	(6)	81	137	—	212

Total current assets	4	335	874	(16)	1,197
Property and equipment	—	861	3,067	—	3,928
Less – accumulated depreciation	—	(226)	(1,573)	—	(1,799)

Net property and equipment	—	635	1,494	—	2,129
Investment in subsidiaries	218	2,791	15	(3,024)	—
Receivable from affiliate	393	(471)	78	—	—
Intangibles and other assets	62	314	324	(351)	349

Total assets	$677	$3,604	$2,785	$(3,391)	$3,675

Intercompany advances payable	$65	$434	$(299)	$(200)	$—
Accounts payable	11	90	193	(11)	283
Wages, vacations and employees’ benefits	—	101	288	—	389
Other current and accrued liabilities	25	224	185	(5)	429
Current maturities of long-term debt	—	378	194	—	572

Total current liabilities	101	1,227	561	(216)	1,673
Payable to affiliate	—	28	123	(151)	—
Long-term debt, less current portion	154	695	—	—	849
Deferred income taxes, net	18	(18)	182	—	182
Pension and postretirement	—	379	—	—	379
Claims and other liabilities	1	371	12	—	384
Commitments and contingencies
Shareholders’ equity	403	922	1,907	(3,024)	208

Total liabilities and shareholders’ equity	$677	$3,604	$2,785	$(3,391)	$3,675

December 31, 2008 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$299	$26	$—	$325
Intercompany advances receivable	—	(7)	7	—	—
Accounts receivable, net	—	5	846	(14)	837
Prepaid expenses and other	(6)	110	194	—	298

Total current assets	(6)	407	1,073	(14)	1,460
Property and equipment	—	869	3,109	—	3,978
Less – accumulated depreciation	—	(212)	(1,565)	—	(1,777)

Net property and equipment	—	657	1,544	—	2,201
Investment in subsidiaries	218	3,376	8	(3,602)	—
Receivable from affiliate	392	(912)	520	—	—
Intangibles and other assets	64	273	319	(351)	305

Total assets	$668	$3,801	$3,464	$(3,967)	$3,966

Intercompany advances payable	$65	$181	$(46)	$(200)	$—
Accounts payable	5	49	288	(8)	334
Wages, vacations and employees’ benefits	—	94	263	—	357
Other current and accrued liabilities	21	81	393	(5)	490
Current maturities of long-term debt	—	414	148	—	562

Total current liabilities	91	819	1,046	(213)	1,743
Payable to affiliate	—	26	125	(151)	—
Long-term debt, less current portion	155	626	6	—	787
Deferred income taxes, net	18	129	96	—	243
Pension and postretirement	—	370	—	—	370
Claims and other liabilities	1	98	243	—	342
Commitments and contingencies
Shareholders’ equity	403	1,733	1,948	(3,603)	481

Total liabilities and shareholders’ equity	$668	$3,801	$3,464	$(3,967)	$3,966

Condensed Consolidating Statements of Operations

For the three months ended March 31, 2009 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$369	$1,140	$(6)	$1,503

Operating expenses:
Salaries, wages and employees’ benefits	—	284	883	—	1,167
Operating expenses and supplies	—	93	274	—	367
Purchased transportation	—	10	171	(6)	175
Depreciation and amortization	—	18	48	—	66
Other operating expenses	—	33	72	—	105
Losses on property disposals, net	—	1	1	—	2
Reorganization and settlements	—	—	—	—	—

Total operating expenses	—	439	1,449	(6)	1,882

Operating income (loss)	—	(70)	(309)	—	(379)

Nonoperating (income) expenses:
Interest expense	3	22	7	—	32
Other, net	(3)	(1)	8	—	4

Nonoperating (income) expenses, net	—	21	15	—	36

Income (loss) before income taxes	—	(91)	(324)	—	(415)
Income tax benefit	—	(141)	—	—	(141)

Net income (loss)	$—	$50	$(324)	$—	$(274)

For the three months ended March 31, 2008 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$530	$1,713	$(10)	$2,233

Operating expenses:
Salaries, wages and employees’ benefits	1	325	1,027	—	1,353
Operating expenses and supplies	(3)	156	333	—	486
Purchased transportation	—	27	237	(10)	254
Depreciation and amortization	2	18	43	—	63
Other operating expenses	—	35	78	—	113
Losses on property disposals, net	—	2	2	—	4
Reorganization and settlements	1	10	2	—	13

Total operating expenses	1	573	1,722	(10)	2,286

Operating income (loss)	(1)	(43)	(9)	—	(53)

Nonoperating (income) expenses:
Interest expense	4	7	8	—	19
Other, net	(10)	21	(13)	—	(2)

Nonoperating (income) expenses, net	(6)	28	(5)	—	17

Income (loss) before income taxes	5	(71)	(4)	—	(70)
Income tax benefit	—	(24)	—	—	(24)

Net income (loss)	$5	$(47)	$(4)	$—	$(46)

Condensed Consolidating Statement of Cash Flows

For the three months ended March 31, 2009 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$—	$104	$(198)	$—	$(94)

Investing activities:
Acquisition of property and equipment	—	(2)	(13)	—	(15)
Proceeds from disposal of property and equipment	—	8	11	—	19
Restricted Cash	—	(18)	—	—	(18)

Net cash used in investing activities	—	(12)	(2)	—	(14)

Financing activities:
Asset backed securitization payments, net	—	—	41	—	41
Borrowing of long-term debt, net	—	30	(1)	—	29
Debt issuance cost	—	(28)	(10)	—	(38)
Intercompany advances / repayments	—	(184)	184	—	—

Net cash provided by (used in) financing activities	—	(182)	214	—	32

Net (decrease) increase in cash and cash equivalents	—	(90)	14	—	(76)
Cash and cash equivalents, beginning of Period	—	299	26	—	325

Cash and cash equivalents, end of year	$—	$209	$40	$—	$249

For the three months ended March 31, 2008 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by operating activities	$7	$(2)	$87	$1	$93

Investing activities:
Acquisition of property and equipment	—	(12)	(25)	—	(37)
Proceeds from disposal of property and equipment	—	4	—	—	4
Other	—	(1)	—	—	(1)

Net cash used in investing activities	—	(9)	(25)	—	(34)

Financing activities:
Asset backed securitization borrowings, net	—	—	(60)	—	(60)
Borrowing of long-term debt, net	—	3	—	—	3
Intercompany advances / repayments	(7)	8	—	(1)	—

Net cash provided by (used in) financing activities	(7)	11	(60)	(1)	(57)

Net increase (decrease) in cash and cash equivalents	—	—	2	—	2
Cash and cash equivalents, beginning of Period	—	29	29	—	58

Cash and cash equivalents, end of year	$—	$29	$31	$—	$60

15.	Guarantees of the Convertible Senior Notes Due 2014

On February 11, 2010, we signed a note purchase agreement with certain investors pursuant to which such investors agreed, subject to the terms and conditions set forth therein, to purchase from us up to $70 million in aggregate principal amount of our new 6% convertible senior notes due 2014 (the “convertible senior notes”). In connection with these notes, the following 100% owned subsidiaries of YRC Worldwide have issued guarantees in favor of the holders of the notes: YRC Inc., YRC Enterprise Services, Inc., YRC Logistics, Inc., YRC Logistics Global, LLC, Globe.com Lines, Inc., Roadway LLC, Roadway Next Day Corporation, YRC Regional Transportation, Inc., USF Sales Corporation, USF Holland Inc., USF Reddaway Inc., USF Glen Moore Inc., YRC Logistics Services, Inc. and IMUA Handling Corporation. Each of the guarantees is full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of March 31, 2009 and December 31, 2008 with respect to the financial position and for the three months ended March 31, 2009 and 2008 for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the convertible senior notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the convertible senior notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

March 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$204	$14	$31	$—	$249
Restricted cash	18	—	—	—	18
Intercompany advances receivable	—	(67)	67	—	—
Accounts receivable, net	4	51	667	(4)	718
Prepaid expenses and other	(11)	232	(9)	—	212

Total current assets	215	230	756	(4)	1,197
Property and equipment	—	3,740	188	—	3,928
Less – accumulated depreciation	—	(1,727)	(72)	—	(1,799)

Net property and equipment	—	2,013	116	—	2,129
Investment in subsidiaries	2,783	197	2	(2,982)	—
Receivable from affiliate	(232)	417	(185)	—	—
Intangibles and other assets	307	268	125	(351)	349

Total assets	$3,073	$3,125	$814	$(3,337)	$3,675

Intercompany advances payable	$560	$(297)	$(59)	$(204)	$—
Accounts payable	49	212	22	—	283
Wages, vacations and employees’ benefits	24	347	18	—	389
Other current and accrued liabilities	196	214	19	—	429
Current maturities of long-term debt	378	6	188	—	572

Total current liabilities	1,207	482	188	(204)	1,673
Payable to affiliate	(45)	46	150	(151)	—
Long-term debt, less current portion	695	154	—	—	849
Deferred income taxes, net	(128)	278	32	—	182
Pension and postretirement	379	—	—	—	379
Claims and other liabilities	370	9	5	—	384
Commitments and contingencies
Shareholders’ equity	595	2,156	439	(2,982)	208

Total liabilities and shareholders’ equity	$3,073	$3,125	$814	$(3,337)	$3,675

December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$295	$13	$17	$—	$325
Intercompany advances receivable	—	(79)	79	—	—
Accounts receivable, net	2	(19)	857	(3)	837
Prepaid expenses and other	25	278	(5)	—	298

Total current assets	322	193	948	(3)	1,460
Property and equipment	—	3,790	188	—	3,978
Less – accumulated depreciation	—	(1,707)	(70)	—	(1,777)

Net property and equipment	—	2,083	118	—	2,201
Investment in subsidiaries	3,377	194	1	(3,572)	—
Receivable from affiliate	(712)	620	92	—	—
Intangibles and other assets	268	271	117	(351)	305

Total assets	$3,255	$3,361	$1,276	$(3,926)	$3,966

Intercompany advances payable	$283	$(142)	$62	$(203)	$—
Accounts payable	11	290	33	—	334
Wages, vacations and employees’ benefits	20	317	20	—	357
Other current and accrued liabilities	56	204	230	—	490
Current maturities of long-term debt	414	1	147	—	562

Total current liabilities	784	670	492	(203)	1,743
Payable to affiliate	(47)	48	150	(151)	—
Long-term debt, less current portion	626	161	—	—	787
Deferred income taxes, net	20	305	(82)	—	243
Pension and postretirement	370	—	—	—	370
Claims and other liabilities	94	7	241	—	342
Commitments and contingencies
Shareholders’ equity	1,408	2,170	475	(3,572)	481

Total liabilities and shareholders’ equity	$3,255	$3,361	$1,276	$(3,926)	$3,966

Condensed Consolidating Statements of Operations

For the three months ended March 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$1,377	$129	$(3)	$1,503

Operating expenses:
Salaries, wages and employees’ benefits	11	1096	60	—	1,167
Operating expenses and supplies	(11)	338	40	—	367
Purchased transportation	—	136	42	(3)	175
Depreciation and amortization	—	62	4	—	66
Other operating expenses	1	98	6	—	105
Losses on property disposals, net	—	2	—	—	2

Total operating expenses	1	1,732	152	(3)	1,882

Operating income (loss)	(1)	(355)	(23)	—	(379)

Nonoperating (income) expenses:
Interest expense	22	4	6	—	32
Other, net	2	(27)	29	—	4

Nonoperating (income) expenses, net	24	(23)	35	—	36

Income (loss) before income taxes	(25)	(332)	(58)	—	(415)
Income tax benefit	(141)	—	—	—	(141)

Net income (loss)	$116	$(332)	$(58)	$—	$(274)

For the three months ended March 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$2,070	$173	$(10)	$2,233

Operating expenses:
Salaries, wages and employees’ benefits	9	1,243	101	—	1,353
Operating expenses and supplies	(5)	455	36	—	486
Purchased transportation	—	208	56	(10)	254
Depreciation and amortization	—	58	5	—	63
Other operating expenses	—	108	5	—	113
Losses on property disposals, net	—	4	—	—	4
Reorganization and settlements	—	12	1	—	13

Total operating expenses	4	2,088	204	(10)	2,286

Operating income (loss)	(4)	(18)	(31)	—	(53)

Nonoperating (income) expenses:
Interest expense	7	9	3	—	19
Other, net	7	24	(33)	—	(2)

Nonoperating (income) expenses, net	14	33	(30)	—	17

Income (loss) before income taxes	(18)	(51)	(1)	—	(70)
Income tax benefit	(24)	—	—	—	(24)

Net income (loss)	$6	$(51)	$(1)	$—	$(46)

Condensed Consolidating Statements of Cash Flows

For the three months ended March 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$99	$36	$(229)	$—	$(94)

Investing activities:
Acquisition of property and equipment	—	(15)	—	—	(15)
Proceeds from disposal of property and equipment	—	19	—	—	19
Restricted Cash	(18)	—	—	—	(18)

Net cash provided by (used in) investing activities	(18)	4	—	—	(14)

Financing activities:
Asset backed securitization (payments) borrowings, net	—	—	41	—	41
Borrowing of long-term debt, net	30	(1)	—	—	29
Debt issuance cost	(28)	—	(10)	—	(38)
Intercompany advances / repayments	(174)	(38)	212	—	—

Net cash provided by (used in) financing activities	(172)	(39)	243	—	32

Net increase (decrease) in cash and cash equivalents	(91)	1	14	—	(76)
Cash and cash equivalents, beginning of period	295	13	17	—	325

Cash and cash equivalents, end of period	$204	$14	$31	$—	$249

For the three months ended March 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$37	$54	$2	$—	$93

Investing activities:
Acquisition of property and equipment	—	(36)	(1)	—	(37)
Proceeds from disposal of property and equipment	—	3	1	—	4
Other	(1)	—	—	—	(1)

Net cash used in investing activities	(1)	(33)	—	—	(34)

Financing activities:
Asset backed securitization borrowings, net	—	—	(60)	—	(60)
Borrowing of long-term debt, net	3	—	—	—	3
Intercompany advances / repayments	(41)	(20)	61	—	—

Net cash provided by (used in) financing activities	(38)	(20)	1	—	(57)

Net increase (decrease) in cash and cash equivalents	(2)	1	3	—	2
Cash and cash equivalents, beginning of period	26	17	15	—	58

Cash and cash equivalents, end of period	$24	$18	$18	$—	$60